Exhibit 10-43
AMENDMENT AND WAIVER AGREEMENT
          AMENDMENT AND WAIVER AGREEMENT dated as of May 8, 2008 among THE DETROIT EDISON COMPANY, a Michigan corporation (the “Seller”), CAFCO, LLC, a Delaware limited liability company (“CAFCO”), CITIBANK, N.A., a national banking association (“Citibank”) and CITICORP NORTH AMERICA, INC., a Delaware corporation, individually (“CNAI”) and as agent (the “Agent”).
          Preliminary Statements. (1) (A) The Seller, CAFCO, Citibank and CNAI, individually and as Agent, are parties to a Trade Receivables Purchase and Sale Agreement, dated as of February 28, 1989, as amended and restated as of October 1, 1991, and as further amended and restated as of March 9, 2001, as further amended (the “RPA”) and (B) the Seller, Citibank and CNAI, individually and as Agent are parties to the Trade Receivables Purchase and Sale Agreement, dated as of February 28, 1989, as amended and restated as of October 1, 1991, as further amended (the “Citibank Agreement”, together with the RPA, the “Agreements”; capitalized terms not otherwise defined herein shall have the meanings attributed to them in the Agreements) pursuant to which CAFCO has purchased certain Eligible Assets from the Seller;
          (2) The Seller, the Investor, Citibank and CNAI, individually and as Agent, desire to, among other things, amend the Agreements to change the margin set forth in the definition of Assignee Rate or Citibank Rate, as the case may be, and to amend the fees set forth in the letter agreements dated as of January 24, 2002 referred to in Section 2.10(a) of each of the Agreements (the “Fee Letters”).
          (3) The Seller, the Investor, Citibank and CNAI, individually and as Agent, also desire to waive certain Events of Investment Ineligibility or Events of Termination, as the case may be, which have or may have occurred.
          NOW, THEREFORE, the parties agree as follows:
          SECTION 1. Amendments to Agreements. Effective as of the date hereof (unless otherwise set forth herein) and upon compliance with the terms and conditions of Section 4 of this Amendment and Waiver Agreement:
          (a) Section 1.01 of each of the Agreements is amended as follows:
     (i) as of July 1, 2008, the definition of “Assignee Rate” in the RPA and of “Citibank Rate” in the Citibank Agreement are amended by deleting the percentage “1.25%” where it appears in clause (y) thereof and replacing it with the percentage “2.25%”.

     (ii) New definitions are added which read in their entirety as follows:
     “Accounting Based Consolidation Event” means the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of the Investor that are the subject of this Agreement, the Asset Purchase Agreement or any other Transaction Document with all or any portion of the assets and liabilities of the Affected Person (other than the Investor) as the result of the existence of, or occurrence of any change in, accounting standards or the issuance of any pronouncement, interpretation or release, including, without limitation, the Financial Accounting Standards Board Interpretation No. 46, by any accounting body or any other body charged with the promulgation or administration of accounting standards, including, without limitation, the Financial Accounting Standards Board, the International Accounting Standards Board, the American Institute of Certified Public Accountants, the Federal Reserve Board of Governors and the Securities and Exchange Commission, and shall occur as of the date that such consolidation (i) shall have occurred with respect to the financial statements of the applicable Affected Person or (ii) shall have been required to have occurred, regardless of whether such financial statements were prepared as of such date.
     “Asset Purchase Agreement” shall have the meaning assigned to that term in Section 2.11(c).
     “Transaction Document” shall have the meaning assigned to that term in Section 2.11(c).
(b)	A new Section 2.11(c) is added to each of the Agreements which reads in its entirety as follows:
     (c) If an Affected Person determines that compliance with any applicable law or request from any central bank or other authority charged with the interpretation or administration thereof (whether or not having the force of law) or the occurrence of any Accounting Based Consolidation Event after May 8, 2008 (i) affects or would affect the amount of capital required or reasonably expected to be maintained by such Affected Person and that the amount of such capital is increased by or based upon the existence of such Affected Person’s commitment under this Agreement and all other instruments and documents to be delivered hereunder (the “Transaction Documents”) or any agreement pursuant to which liquidity is provided to the Investor (an “Asset Purchase Agreement”) or upon such Affected Person’s purchasing or maintaining the ownership of Eligible Assets, (ii) increases the cost of making or maintaining such commitment under the Transaction Documents or any

Asset Purchase Agreement or purchasing or maintaining the ownership of Eligible Assets to any Affected Person or (iii) reduces the return of an Affected Person in connection with the Transaction Documents or any Asset Purchase Agreement, then, upon written demand of such Affected Person (with a copy of such demand to the Agent), the Seller shall immediately pay to the Agent for the account of such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased cost and/or reduced return in light of such circumstances. A certificate setting forth in reasonable detail such amounts and the circumstances giving rise thereto submitted to the Seller by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.
          SECTION 2. Amendments to Fee Letters. As of July 1, 2008, each of the Fee Letters is amended by deleting the fraction “20/100” where it appears in clause (i) and the fraction “17.5/100” where it appears in clause (ii) and replacing them, respectively, with the fractions “25/100” and “50/100”.
          Clause (i) of the Fee Letter relating to the RPA is further amended by the addition of the following paragraph which reads in its entirety as follows:
     If an Accounting Based Consolidation Event shall occur with respect to the Investor and any Affected Person (other than the Investor), then from and after written notification thereof from the Agent, the Administration Fee rate payable by the Seller shall be, instead of the Administration Fee rate pursuant to the prior paragraph, a rate equal to (i) the percentage rate set forth in clause (y) of the definition of Assignee Rate, minus (ii) the Program Fee rate.
          SECTION 3. Waiver. The Agent understands that as of the last day of March 2008, the Default-to-Delinquency Ratio exceeded 60%, and, therefore, (i) an Event of Investment Ineligibility under Section 7.01(h) of the RPA has occurred and (ii) Events of Termination under Sections 7.01(f) and 7.01(i) of the Citibank Agreement have occurred and that for an unspecified period of time prior to the last day of March 2008, one or more Investor Reports may have inadvertently been inaccurate and the Default-to-Delinquency Ratio may have exceeded 60%, and therefore, (iii) Events of Investment Ineligibility under Sections 7.01(c) and 7.01(h) of the RPA may have occurred and (iv) Events of Termination under Sections 7.01(c), 7.01(f) and 7.01(i) of the Citibank Agreement may have occurred (the said Events of Investment Ineligibility and Events of Termination being hereinafter referred to as the “Events”).
          The Agent agrees that, notwithstanding the occurrence of the Events described in the prior paragraph or any Events subsequent to the last day of March 2008 which have occurred or may occur under Section 7.01(h) of the RPA or

          Sections 7.01(f) and 7.01(i) of the Citibank Agreement on or prior to September 30, 2008 (collectively, the “Specified Events”), (i) the Agent shall not, prior to September 30, 2008, declare the Facility Termination Date or the Commitment Termination Date, as the case may be, to have occurred pursuant to Section 7.01 of each of the Agreements as a result solely of the occurrence of a Specified Event, (ii) no Provisional Liquidation Day shall be deemed to have occurred under the Agreements, prior to September 30, 2008, as a result solely of the occurrence of a Specified Event, (iii) the Agent shall not, prior to September 30, 2008, exercise its rights under Section 6.03(a) of each of the Agreements as a result solely of the occurrence of a Specified Event, and (iv) prior to September 30, 2008, Specified Events shall be disregarded in determining whether the Seller (A) may extend the maturity or adjust the Outstanding Balance of any Defaulted Receivables pursuant to the second to last sentence of Section 6.02(a) of each of the Agreements and (B) shall comply with the provisions of Section 5.02(e) of the Agreements with respect thereto. The Seller, the Investor, Citibank and the Agent agree that on or after September 30, 2008 the Agent may declare the Facility Termination Date and/or the Commitment Termination Date, as the case may be, to have occurred under the Agreements as a result of the occurrence of any Specified Event, regardless of whether or not the Default-to-Delinquency Ratio for the most recent month (or for any month prior thereto) exceeded 60%.
          This Amendment and Waiver Agreement shall not be deemed to be a waiver of (i) any other Event or any event which would constitute an Event but for the requirement that notice be given or time elapse or both (an “Incipient Event”) which may now or hereafter exist under the Agreements or (ii) except as provided in the preceding paragraph, any Specified Event. Nothing in this Amendment and Waiver Agreement shall prejudice the Agent’s right to exercise at any time any rights, remedies, powers, claims or causes of action now or hereafter available under the Agreements as a result of any past, present or future Event or Incipient Event (including, except as provided in the preceding paragraph, any Specified Event). The Agent hereby specifically reserves all of its rights, remedies, powers, claims and causes of action under the Agreements and under applicable law, all of which rights, remedies, powers, claims and causes of action are cumulative.
          SECTION 4. Conditions Precedent. The terms and provisions of this Amendment and Waiver Agreement shall become effective upon the execution and delivery of five (5) counterparts hereof by the parties hereto.
          SECTION 5. Confirmation of Agreements and Fee Letters. Except as herein expressly amended, each of the Agreements and the Fee Letters is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms. Each reference in the Agreements and the Fee Letters to “this Agreement” shall mean the relevant Agreement or Fee Letter as amended by this Amendment and Waiver Agreement, and as hereafter amended or restated.

          SECTION 6. GOVERNING LAW. THIS AMENDMENT AND WAIVER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE INTERESTS OF THE OWNERS IN THE RECEIVABLES, OR REMEDIES HEREUNDER, IN RESPECT THEREOF ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
          SECTION 7. Execution in Counterparts. This Amendment and Waiver Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Amendment and Waiver Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment and Waiver Agreement.
          SECTION 8. Seller’s Representations and Warranties. The Seller represents and warrants that this Amendment and Waiver Agreement has been duly authorized, executed and delivered by the Seller pursuant to its corporate powers and constitutes the legal, valid and binding obligation of the Seller.
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     IN WITNESS WHEREOF, the parties have caused this Amendment and Waiver Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE DETROIT EDISON COMPANY
By:	/s/ David R. Murphy
Title: Assistant Treasurer

CAFCO, LLC
By:	CITICORP NORTH AMERICA, INC.,
as Attorney-in-Fact

By:	/s/ Raymond F. Dizon
Vice President

CITICORP NORTH AMERICA, INC., individually and as Agent
By:	/s/ Raymond F. Dizon
Vice President

CITIBANK N.A.
By:	/s/ Raymond F. Dizon
Vice President

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